EXHIBIT 2.1

SHARE PURCHASE AGREEMENT DATED MAY 6, 2006
BY AND BETWEEN THE SHAREHOLDERS OF MCCUE SYSTEMS, INC.
MCCUE SYSTEMS, INC. AND NETSOL TECHNOLOGIES, INC.